Exhibit (h)(18)

AMENDMENT TO THE BOKF
SHAREHOLDER SERVICING AGREEMENT

This AMENDMENT to the BOKF SHAREHOLDER SERVICING AGREEMENT (the “Amendment”) made as of December 16, 2014 to become effective on the Effective Date between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and BOKF, N.A., formerly known as BANK OF OKLAHOMA, N.A., a national banking association (“Service Provider”), to that certain Shareholder Servicing Agreement, dated January 1, 2007, between the Trust and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940 (the “1940 Act”), as amended, that consists of nine separate funds (the “Funds”) offered in various classes (the “Classes”) as of the date hereof;

WHEREAS, the Service Provider provides shareholder services for the Trust pursuant to the Agreement;

WHEREAS, Service Provider and the Trust wish to enter into this Amendment to the Agreement in order to add an additional Fund and additional Classes to the Agreement and revise the fees payable to Service Provider hereunder;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Service Provider hereby agree as follows:

1.	Effective Date.

The effective date of this Amendment (the “Effective Date”) shall be the date upon which the Post-Effective Amendment to the Registration Statement for the Cavanal Hill Funds that was filed October 31, 2014 becomes effective with the Securities and Exchange Commission.

2.	Funds.

Schedules A and B of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule A.

3.	Representations and Warranties.

(a)            The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)            Service Provider represents that it has full power and authority to enter into and perform this Amendment.

4.	Future Waivers.

This Amendment shall not limit or control any future decision by the Service Provider to grant a voluntary waiver of any of the Funds.

5.	Interpretation.

Nothing herein contained shall be deemed to require the Service Provider, the Trust or any Fund (or class) to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the 1940 Act, to which it is subject or by which it is bound, or relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust of the Funds.

6.	Miscellaneous.

(a)            This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Agreement. Except as set forth herein, the Agreement shall remain in full force and effect.

(b)            Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Each reference to Schedule B in the Agreement (as it existed prior to this Amendment) shall be deemed a reference to Schedule A attached hereto. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)            Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)            This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

*           *           *           *           *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the BOKF Shareholder Servicing Agreement to be duly executed on the day and year first above written to become effective on the Effective Date.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger

Name:	James L. Huntzinger

Title:	President

BOKF, N.A.

By:	/s/ Scott B. Grauer

Name:	Scott B. Grauer

Title:	Executive Vice President

Schedule A
Combined Schedules A and B
To the Shareholder Servicing Agreement
Effective December 31, 2014

Fund	Share Class	Ticker	Maximum Shareholder Servicing Fee (Annual rate in one-hundredths of one percent of average daily net assets)	Waiver (Annual rate in one- hundredths of one percent of average daily net assets)
Cavanal Hill Tax-Free Money Market Fund	Administrative	APBXX	25	0
	Institutional	APEXX	25	17
	Select	AIFXX	25	25
	Premier		25	25
Cavanal Hill U.S. Treasury Money Market Fund	Administrative	APGXX	25	0
	Service	APJXX	25	15
	Institutional	APKXX	25	17
	Select		25	25
	Premier		25	25
Cavanal Hill Cash Management Fund	Administrative	APCXX	25	0
	Institutional	APHXX	25	17
	Select		25	25
	Premier		25	25
Cavanal Hill Intermediate Tax-Free Bond Fund	A	AATFX	10	10
	No Load Investor	APTFX	25	25
	Institutional	AITEX	25	25
Cavanal Hill Short Term Income Fund	A	AASTX	10	10
	No Load Investor	APSTX	25	25
	Institutional	AISTX	25	25
Cavanal Hill Intermediate Bond Fund	A	AAIBX	10	10
	No Load Investor	APFBX	25	25
	Institutional	AIFBX	25	25
Cavanal Hill Bond Fund	A	AABOX	10	10
	No Load Investor	APBDX	25	25
	Institutional	AIBNX	25	25
Cavanal Hill Balanced Fund	A	AABAX	10	10
	C	AACBX	25	25
	No Load Investor	APBAX	25	25
	Institutional	AIBLX	25	25
Cavanal Hill U.S. Large Cap Equity Fund	A	AAEQX	10	10
	C	AACEX	25	25
	No Load Investor	APEQX	25	25
	Institutional	AIEQX	25	25
Cavanal Hill Opportunistic Fund	A	AAOPX	10	10
	C	AACOX	25	25
	No Load Investor	APOPX	25	25
	Institutional	AIOPX	25	25
Cavanal Hill World Energy Fund	A	AAWEX	10	10
	C	ACWEX	25	25
	No Load Investor	APWEX	25	25
	Institutional	AIWEX	25	25